Exhibit 99.1

Aviat Networks Announces Sale of WiMAX Business to

EION Wireless

SANTA CLARA, Calif., September 6, 2011 — Aviat Networks, Inc. (NASDAQ: AVNW), a leading expert in wireless transmission solutions, today announced that it has sold its WiMAX business to EION Networks, Inc. which is a privately owned Canadian Company headquartered in Ottawa, Ontario. The WiMAX business will be consolidated into a division of the company, EION Wireless, as a result of the sale. EION Wireless, a global provider of broadband wireless products, plans to extend its broadband wireless solutions portfolio with the purchase of this business.

Aviat Networks acquired the WiMAX business in 2009 to expand its technology portfolio and capabilities to address opportunities in the wireless broadband and mobility markets. In May 2011, as part of a company restructuring aimed at reducing costs, streamlining operations, and optimizing the Company’s business model, Aviat Networks announced its intentions to sell the WiMAX business for an undisclosed amount.

“The sale of the WiMAX business will enable us to better focus our resources and investments on our microwave transmission products, further positioning us for long-term success,” said Michael Pangia, president and CEO of Aviat Networks. “We will work with EION Wireless to ensure a smooth transition for both our customers and employees.”

The sale of the WiMAX business to EION Wireless was effective as of September 2, 2011.

About Aviat Networks

Aviat Networks, Inc. is a leader in wireless transmission solutions. We apply innovation and IP networking expertise toward building a carrier class foundation for future mobile and fixed broadband networks. With more than 750,000 systems installed around the world, Aviat Networks has built a reputation as a leader in offering best-of-breed solutions including LTE-ready microwave backhaul and a complete portfolio of service and support options to public and private telecommunications operators worldwide. With a global reach and local presence in more than 46 countries, Aviat Networks works by the side of its customers allowing them to quickly and cost effectively seize new market and service opportunities. Aviat Networks, formerly Harris Stratex Networks Inc., is headquartered in Santa Clara, California and is listed on NASDAQ (AVNW). For more information, please visit www.aviatnetworks.com or join the dialogue at www.twitter.com/aviatnetworks.

About EION Wireless

EION Wireless, a division of EION Networks Inc., is a global provider of Broadband Wireless Access products that enable effective, economic and secure wireless high-speed communications solutions. The company’s licensed and unlicensed frequency products are used by wireless ISPs, private network operators, and remote rural networks and in voice and data backhaul applications to solve last mile challenges. EION Wireless works with more than 165 local partners to support its diverse global customer base and provide innovative and reliable solutions. For more information, visit www.eionwireless.com

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Media Contact:

Cynthia Johnson, Aviat Networks, (408) 550-3321, cynthia.johnson@aviatnet.com

Richard Kelland, EION Inc, (613) 271-4400, richard@eion.com